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                                  EXHIBIT 23.1


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                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Loral Space & Communications Ltd. (a Bermuda Company) on Form S-8 of our reports with respect to the consolidated financial statements of Loral Space and Communications Ltd., Space Systems Loral, Inc., and Globalstar, L.P. and the financial statement schedule of Loral Space & Communications, Ltd. appearing in or incorporated by reference in the Annual Report of Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 1997.



/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
New York, New York
August 11, 1998